Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

CIBER, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-81320, 33-87978, 33-88046, 33-88048, 33-88050, 333-15091, 333-25543, 333-25545, 333-59015, 333-61287, 333-91969 and 333-61388) and Form S-4 (Nos. 333-31905 and 333-69031, as amended on July 2, 2001 and August 3, 2001) of CIBER, Inc. of our report dated February 5, 2002, relating to the consolidated balance sheets of CIBER, Inc. and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations, shareholders’ equity and cash flows for the year ended June 30, 1999, the six-month period ended December 31, 1999 and for each of the years in the two-year period ended December 31, 2001, which report appears in the December 31, 2001 Annual Report on Form 10-K of CIBER, Inc.

KPMG LLP

Denver, Colorado

March 11, 2002